QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 29, 2017, with respect to the consolidated financial statements of Estre Ambiental S.A. (which contains an explanatory paragraph describing conditions that raise substantial doubt about Estre Ambiental S.A.'s ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements), included in the Registration Statement (Amendment No. 3 to Form F-4) and related proxy statement/prospectus dated December 4, 2017 of Boulevard Acquisition Corp II Cayman Holding Company for the registration of up to 46,250,000 shares of its common stock.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

São Paulo, Brazil
December 4, 2017

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm